EXHIBIT 2

                                TABLE OF CONTENTS

                                                                           PAGE


ARTICLE I - THE ACQUISITION.................................................1

  1.1   Purchase of Assets..................................................4
  1.2   Consideration for Assets............................................4
  1.3   Sales Taxes.........................................................4
  1.4   Allocation..........................................................4
  1.5   Closing.............................................................5
  1.6   Non-Assignment or Subcontracting of Certain Assets..................6

ARTICLE II - REPRESENTATIONS AND WARRANTIES OF SELLER.......................6

  2.1   Organization of Seller..............................................6
  2.2   Due Authorization...................................................6
  2.3   Due Execution and Enforceability....................................7
  2.4   No Conflict.........................................................7
  2.5   Consents and Approvals of Governmental Authorities..................7
  2.6   Seller Financial Statements.........................................7
  2.7   Ownership and Transfer of Assets....................................8
  2.8   Restrictions on Business Activities.................................8
  2.9   Capital Equipment and Hard Assets...................................8
  2.10  Intellectual Property...............................................8
  2.11  Contracts...........................................................9
  2.12  Governmental Authorization..........................................9
  2.13  Compliance with Applicable Laws....................................10
  2.14  Taxes..............................................................10
  2.15  Brokers' or Finders' Fees..........................................10
  2.16  Representations Complete...........................................10
  2.17  Material Adverse Change............................................10
  2.18  Litigation.........................................................11
  2.19  Knowledge..........................................................11
  2.20  Year 2000 Compliance...............................................11

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF BUYER......................11

  3.1   Organization, Standing and Power...................................11
  3.2   Authority..........................................................11
  3.3   Due Execution and Enforceability...................................12
  3.4   No Conflict........................................................12
  3.5   Representations Complete...........................................12

ARTICLE IV - CONDUCT PRIOR TO THE CLOSING DATE.............................12

  4.1   Conduct of Business................................................12
  4.2   No Solicitation....................................................14

ARTICLE V - ADDITIONAL AGREEMENTS..........................................15

  5.1   Access to Information..............................................15
  5.2   Confidentiality....................................................15
  5.3   Expenses...........................................................15
  5.4   Public Disclosure..................................................15
  5.5   Consents...........................................................15
  5.6   Best Efforts.......................................................16
  5.7   Notification of Certain Matters....................................15
  5.8   Additional Documents and Further Assurances........................16
  5.9   Tax Returns........................................................16
  5.10  Payment of Taxes...................................................16
  5.11  Vote in Favor by Michael Meli......................................16
  5.12  Employees..........................................................16
  5.13  Change of Name.....................................................16
  5.14  Section 1031 Exchange..............................................16
  5.15  Cooperation and Retention of Records...............................17
  5.16  Employee Benefit Plans.............................................17

ARTICLE VI - CONDITIONS TO THE ACQUISITION.................................17

  6.1   Conditions to Obligations of Each Party to Effect the Acquisition..17
  6.2   Additional Conditions to Obligations of Seller.....................17
  6.3   Additional Conditions to the Obligations of Buyer..................18
  6.4   Effect of Closing..................................................19

ARTICLE VII - SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
   INDEMNITY AND ESCROW....................................................20

  7.1   Survival of Representations and Warranties.........................20
  7.2   Seller and Meli Indemnity; Escrow Arrangements.....................20
  7.3   Buyer Indemnity....................................................25
  7.4   Third Party Claims.................................................25
  7.5   Limitations........................................................25

ARTICLE VIII - TERMINATION, AMENDMENT AND WAIVER...........................26

  8.1   Termination........................................................26
  8.2   Effect of Termination..............................................26
  8.3   Amendment..........................................................26
  8.4   Extension; Waiver..................................................27

ARTICLE IX - CERTAIN POST-CLOSING COVENANTS................................27

  9.1   Schedule...........................................................27

ARTICLE X - GENERAL PROVISIONS.............................................27

  10.1  Attorneys' Fees....................................................27
  10.2  Notices............................................................27
  10.3  Interpretation.....................................................28
  10.4  Counterparts.......................................................29
  10.5  Entire Agreement...................................................29
  10.6  Severability.......................................................29
  10.7  Other Remedies.....................................................29
  10.8  Governing Law......................................................29
  10.9  Rules of Construction..............................................29

                                INDEX OF EXHIBITS


EXHIBIT       DESCRIPTION

Exhibit A     Form of Instrument of Assumption of Liabilities

Exhibit B     Bill of Sale and General Assignment of Seller Assets

Exhibit C     Trademark Assignment

Exhibit D     Copyright Assignment

Exhibit E     Form of Agreement not to Compete

Exhibit F     Form of Sublease

Exhibit G     Escrow Agent Fee Schedule

                               INDEX OF SCHEDULES


SELLER SCHEDULE               DESCRIPTION                          PREPARED BY

                            ASSET PURCHASE AGREEMENT

     This ASSET PURCHASE AGREEMENT (the or this "AGREEMENT") is made and entered into as of November 4, 1999 by and between ASA International Ltd., a Delaware corporation ("BUYER"); Design Data Systems Corporation, a Florida corporation ("SELLER"); and, with respect to Article VII only, Eastern Bank as Escrow Agent; and, with respect to Sections 4.2, 5.11 and 5.14 and Article VII only, Michael Meli ("Meli").

                                    RECITALS

     A. The Boards of Directors of each of Seller and Buyer believe it is in the best interests of each company and its respective stockholders that Buyer acquire certain of the assets of, and assume certain of the liabilities of, Seller (the "ACQUISITION"), including certain software technology currently under development by Seller to be further developed by Buyer in order to improve the software's suitability for sale to customers.

     B. Seller is engaged in the business of designing, developing, licensing, supporting, maintaining, selling and marketing and implementing software for commercial enterprises (the "BUSINESS").

     C. A portion of the funds otherwise payable by Buyer in connection with the Acquisition shall be placed in escrow by Buyer as partial security for Seller's indemnity obligations under this Agreement, and the release of such amount shall be subject to certain events and conditions.

     NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

                                    ARTICLE I

                                 THE ACQUISITION

     1.1 PURCHASE OF ASSETS.

          (a) PURCHASE AND SALE OF ASSETS. On the terms and subject to the conditions set forth in this Agreement, Seller will sell, convey, transfer, assign and deliver to Buyer, and Buyer will purchase and acquire from Seller on the Closing Date (as defined in Section 1.5), all of Seller's rights, title and interest in and to all of the assets of Seller (collectively the "SELLER ASSETS") free and clear of all liens, pledges, charges, claims, security interests or other encumbrances of any sort (collectively, "LIENS"), (excluding Liens listed on SCHEDULE 2.7), including without limitation, the following (provided, however, that the Seller Assets shall not include those assets set forth on SCHEDULE 1.1(A)):

               (i) All rights, title and interest in and to (a) the software designed, developed, maintained, implemented, supported, licensed or sold by Seller commonly referred to as "SQL*TIME" ("SQL*TIME"), including all released and unreleased source code and object code versions thereof and all related documentation and development notes (the "SOFTWARE"), and (b) all other intellectual property of Seller including databases, market information, research and development, patents, patent applications, copyrights, copyright registration applications, trademarks and service marks and related applications, trade names, trade secrets, proprietary information, technology rights and licenses, proprietary rights and processes, know-how, research and development in progress, and any and all other intellectual property including, without limitation, all things authored, discovered, developed, made, perfected, improved, designed, engineered, devised, acquired, produced, conceived or first reduced to practice by Seller, or that are relevant to an understanding or to the development of the Business or to the performance by the products of the Business of their intended functions or purposes, whether tangible or intangible, in any stage of development, including without limitation enhancements, designs, technology, improvements, inventions, works of authorship, formulas, processes, routines, subroutines, techniques, concepts, object code, flow charts, diagrams, coding sheets, source code, listings and annotations, programmers' notes, information, work papers, work product and other materials of any types whatsoever, and all rights of any kind in or to any of the foregoing (collectively, with the Software, "INTELLECTUAL PROPERTY");

               (ii) All rights, title and interest in and to all end-user software licenses (any such contracts to be listed on SCHEDULE 1.1(A)(II) and to be referred to the "LICENSE AGREEMENTS") sold by Seller in connection with the use of the Software;

               (iii) All rights, title and interest in and to any contracts for maintenance in connection with the Software (any such contracts to be listed on SCHEDULE 1.1(A)(III) and to be referred to as the "MAINTENANCE AGREEMENTS");

               (iv) All rights, title and interest in and to any contracts for implementation of the Software whether arising from License Agreements, statements of work, purchase orders, work or services orders or other agreements (any such contracts to be listed on SCHEDULE 1.1(A)(IV) and to be referred to as the "IMPLEMENTATION AGREEMENTS");

               (v) The right, but not the obligation, to employ all employees of Seller on the Closing Date;

               (vi) All accounts receivable of Seller which are outstanding as of the Closing Date;

               (vii) All prepaid expenses relating to Seller as of the Effective Date;

               (viii) All other current assets of Seller as of the Effective
Date;

               (ix) All computers, computer equipment and related software owned by Seller or used in conjunction with all aspects of the Seller business; and

               (x) All cash and cash equivalents as of the Closing Date.

          (b) ASSETS NOT ACQUIRED. Seller shall retain all assets set forth on
SCHEDULE 1.1(A).

          (c) ASSUMPTION OF LIABILITIES. Buyer shall not assume any liabilities or obligations of Seller except for those liabilities and obligations which Buyer expressly assumes pursuant to this Section 1.1(c). Without limiting the foregoing, it is expressly agreed that Buyer shall not assume any liabilities for payroll, bonus or related obligations accrued prior to the Effective Date, or taxes thereon, or for employment, income, sales, property or other taxes incurred or accrued by Seller except as set forth on SCHEDULE 1.1(C) (III). Seller will indemnify and hold Buyer harmless from and against any and all losses, costs, expenses, claims, liabilities, deficiencies, judgments and damages incurred or suffered by Buyer or any of its affiliates related to or arising out of any liabilities or obligations of Seller, except for those liabilities or obligations expressly assumed by Buyer in this Section 1.1(c). At the Closing, Buyer shall assume the following obligations and liabilities of Seller (collectively, the "ASSUMED LIABILITIES"):

               (i) All of Seller's implementation obligations, whether arising from License Agreements, Maintenance Agreements, Implementation Agreements, statements of work, purchase orders, work or services orders or other agreements, that are transferred to Buyer ("IMPLEMENTATION OBLIGATIONS") as of the Effective Date, provided that Seller identifies on SCHEDULE 1.1(C)(I) each such Implementation Obligation to Buyer and provides to Buyer on SCHEDULE 1.1(C)(I) the following information for each such Implementation Obligation:

               (1)  Customer name;

               (2) Commencement date and estimated completion dates of implementation project;

               (3) Method of fee calculation (time & materials or fixed price) and the agreed upon billing rates involved, where applicable;

               (4) Amount, if any, of cash deposits received from customer in advance of work performed;

               (5) Nature of any custom software development involved with the implementation, excluding normal configuration and integration to back-end accounting systems; and

               (6) Material problems, if any, in connection with the implementation;

               (ii) All of Seller's maintenance and support obligations, whether arising from License Agreements, Maintenance Agreements, Implementation Agreements, statements of work, purchase orders, work or service orders or other agreements, that are transferred to Buyer ("MAINTENANCE OBLIGATIONS") as of the Effective Date, provided that Seller identifies each such Maintenance Obligation to Buyer on SCHEDULE 1.1(C)(II) and provides to Buyer on SCHEDULE 1.1(C)(II) the following information for each such Maintenance Obligation:

               (1)  Customer name;

               (2)  Maintenance period and related maintenance fee; and

               (3) Any Maintenance Obligations assumed by Seller that are out of the ordinary course of business; and

               (iii) All of Seller's bank debt, accounts payable, equipment lease obligations, deferred revenue, customer deposits, accrued liabilities and other liabilities (A) set forth on the September 30, 1999 balance sheet included in the Seller Financials (as defined below) or (B) incurred in connection with the Business between the Effective Date and the Closing Date in the ordinary course of business or (C) set forth on SCHEDULE 1.1(C)(III) or (D) incurred in connection with the Business prior to the Effective Date in the ordinary course of business, provided the amount of such liabilities is not material individually or in the aggregate (collectively, the "Balance Sheet Liabilities") or (E) payroll obligations after the Effective Date for employees of Seller who become employees of Buyer; provided, however, that the Balance Sheet Liabilities shall not include any Transaction Expenses (as defined herein) incurred by Seller or Meli.

          (d) RISK OF LOSS. In the event any of the Seller Assets are unavailable for delivery to Buyer on the Closing Date as a result of risks for which such Seller Assets were insured by Seller, Buyer may at its option elect
(i) to require Seller to deliver to Buyer assignments of such Seller's rights under its insurance policies, if any, applicable to such Seller Assets and to close on that basis, or (ii) to not close due to the failure of a condition to closing if the amount of the loss reasonably can be expected to be in excess of $200,000, unless Seller has used the proceeds of any insurance proceeds to repair or replace such Assets to Buyer's satisfaction. Seller hereby agrees to make an assignment of its rights under its insurance policies if Buyer so elects.

     1.2 CONSIDERATION FOR ASSETS. As consideration (the "CONSIDERATION") for the sale of the Assets to Buyer, in addition to the assumption of the Assumed Liabilities provided by Section 1.1(c):

          (a) at the Closing, on the terms and subject to the conditions set forth in this Agreement, Buyer shall pay to Seller, by wire transfer of same day funds, an amount equal to $4,750,000; and

          (b) at the Closing, on the terms and subject to the conditions set forth in this agreement, Buyer shall deposit the sum of $250,000 into escrow (the "ESCROW AMOUNT") in accordance with Article VII hereof.

     1.3 SALES TAXES. Seller shall bear and pay, and, to the extent that Buyer incurs any, shall reimburse Buyer for, any sales taxes, use taxes, transfer taxes, documentary charges, recording fees or similar taxes, charges, fees or expenses ("SALES TAXES") that may become payable in connection with the sale of the Seller Assets to Buyer. The parties shall cooperate with each other to the extent reasonably requested and legally permitted to minimize any such Sales Taxes.

     1.4 ALLOCATION. Prior to the Closing, Buyer and Seller shall mutually agree on the manner in which the consideration referred to in Section 1.2 is to be allocated among the Seller Assets (the "ALLOCATION"), which Allocation shall be set forth in SCHEDULE 1.4 as of the Effective Date, subject to adjustment by the parties to reflect the period between the Effective Date and the Closing Date. The Allocation shall be conclusive and binding upon Buyer and Seller for all purposes, and the parties agree that all tax returns and reports (including Internal Revenue Service ("IRS") Form 8594) and all financial statements shall be prepared in a manner consistent with (and the parties shall not otherwise file a tax return position inconsistent with) the Allocation unless required by the IRS or state taxing authority. The Allocation shall be prepared in a manner consistent with Section 1060 of the Internal Revenue Code of 1986, as amended (the "CODE"), and the income tax regulations promulgated thereunder.

     1.5 CLOSING.

          (a) CLOSING. Unless this Agreement is earlier terminated pursuant to
Section 8.1, the closing of the transactions contemplated by this Agreement (the "CLOSING") shall be held at the offices of Stroock & Stroock & Lavan LLP, 100 Federal Street, Boston, MA 02110 at 10:00 a.m. on the date which is two business days following satisfaction or waiver of the last of the conditions to the Acquisition as set forth in Article VI hereof, or on such other time and/or date as to which the parties agree, but no earlier than September 30, 1999 and no later than November 4, 1999 (the actual date on which the Closing occurs is referred to herein as the "CLOSING DATE"), and shall be effective as of September 30, 1999 (the "Effective Date").

          (b) DELIVERY. At the Closing:

               (i) Buyer shall deliver to Seller an Instrument of Assignment and Assumption of Liabilities in substantially the form of EXHIBIT A hereto by which Seller shall assign the Seller Assets to Buyer and Buyer shall assume the Assumed Liabilities as of the Closing;

               (ii) Seller shall deliver to Buyer all bills of sale, endorsements, assignments, consents to assignments to the extent obtained and other instruments and documents as Buyer may reasonably request to sell, convey, assign, transfer and deliver to Buyer good title to all the Seller Assets free and clear of any and all Liens, including, without limitation, a Bill of Sale and General Assignment of Seller Assets in substantially the form attached hereto as EXHIBIT B;

               (iii) Seller shall deliver to Buyer a Trademark Assignment in substantially the form attached hereto as EXHIBIT C;

               (iv) Seller shall deliver to Buyer a Copyright Assignment in substantially the form attached hereto as EXHIBIT D; and

               (v) Seller and Buyer shall deliver or cause to be delivered to one another such other instruments and documents reasonably necessary or appropriate to evidence the due execution, delivery and performance of this Agreement.

          (c) TAKING OF NECESSARY ACTION; FURTHER ACTION. If, at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Buyer with full right, title and possession to all Seller Assets, the officers and directors of Seller are fully authorized in the name Seller or otherwise to take, and will take, all such lawful and necessary and/or desirable action.

     1.6 NON-ASSIGNMENT OR SUBCONTRACTING OF CERTAIN ASSETS. Notwithstanding anything to the contrary in this Agreement, to the extent that the assignment or subcontracting hereunder of any of the Assets shall require the consent of any other party (or in the event that any of the same shall be nonassignable or unable to be subcontracted), neither this Agreement nor any action taken pursuant to its provisions shall constitute an assignment or subcontract or an agreement to assign or subcontract if such assignment or subcontract or attempted assignment or subcontract would constitute a breach thereof or result in the loss or diminution thereof, provided, however, that in each such case, Seller and Buyer shall each use its reasonable commercial efforts to obtain the consent of such other party to an assignment to Buyer. If such consent is not obtained by the Closing Date, Seller shall cooperate with Buyer in any arrangement designed for Buyer to perform Seller's obligations with respect to such Asset after the Closing Date and for Buyer to receive the benefits under any such Asset after the Closing Date, which arrangements may include enforcement, for the account and benefit of Buyer of any and all rights of Seller against any person or entity arising out of the breach or cancellation by such person or entity or otherwise, all of such actions of Seller to be at the direction and expense of Buyer. The Provisions of this Section 1.6 shall not be deemed to modify Buyer's obligations pursuant to Section 1.1(c).


                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF SELLER

     Except as set forth on a schedule to this Agreement, Seller represents and warrants to Buyer that:

     2.1 ORGANIZATION OF SELLER. Seller is a corporation duly incorporated and validly existing under the laws of the State of Florida and has full corporate power and authority to carry on the Business as it is now being conducted and to own the Seller Assets. Seller is duly qualified or licensed to do business as a foreign corporation in good standing in the states of Florida, North Carolina and Colorado, which are the only jurisdictions in which the Seller owns or leases real estate or employs employees. Seller has authorized 500 shares of Common Stock, $1.00 par value, 500 of which are issued and outstanding and owned by Meli. Except as set forth on SCHEDULE 2.1, there are no other shares of capital stock authorized, issued or outstanding, nor are there any options, or other rights to acquire any capital stock of Seller outstanding.

     2.2 DUE AUTHORIZATION. Seller has all requisite corporate power and authority to execute and deliver this Agreement, and each document, instrument or agreement contemplated hereby, including but not limited to the documents delivered at Closing, and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and each document, instrument or agreement executed pursuant to this Agreement by Seller and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action. This Agreement and each document, instrument or agreement executed pursuant to this Agreement by Seller, including but not limited to the documents delivered at Closing, have been or will be duly executed and delivered by Seller and constitute the valid and binding obligation of Seller, enforceable in accordance with their respective terms except as such enforceability may be limited by bankruptcy or similar laws and general principles of equity.

     2.3 DUE EXECUTION AND ENFORCEABILITY. This Agreement, and each document, instrument or agreement executed pursuant to this Agreement by Seller, including but not limited to the documents delivered at Closing, have been or will be duly executed and delivered by Seller, and assuming due authorization, execution and delivery by Buyer, if required, this Agreement and each document, instrument or agreement executed pursuant to this Agreement by Seller, including but not limited to the documents delivered at Closing, constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium or other federal or state laws affecting the rights of creditors and the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or equity).

     2.4 NO CONFLICT. The execution and delivery of this Agreement, and each document, instrument or agreement executed pursuant to this Agreement, including but not limited to the documents delivered at Closing, and the performance of Seller's obligations hereunder and thereunder, (i) are not in violation or breach of, and will not conflict with or constitute a default under, any of the terms of the certificate of incorporation or bylaws of Seller or, to the best of Seller's knowledge, any contract, agreement or commitment binding upon Seller or any of the Seller Assets; and (ii) to the best of Seller's knowledge, will not conflict with or violate any applicable law, rule, regulation, judgment, order or decree of any government, governmental instrumentality or court having jurisdiction over Seller or any of the Seller Assets.

     2.5 CONSENTS AND APPROVALS OF GOVERNMENTAL AUTHORITIES. To the best of Seller's knowledge, no consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority is required to be made or obtained by Seller in connection with the execution, delivery and performance of this Agreement and each document, instrument and agreement executed pursuant to this Agreement.

     2.6 SELLER FINANCIAL STATEMENTS.

          (a) SCHEDULE 2.6 sets forth Seller's reviewed balance sheets and income statements as of and for the years ended December 31, 1998 and 1997, and Seller's September 30, 1999 unaudited balance sheet and income statement (the "SELLER FINANCIALS"). To the best of Seller's knowledge, the Seller Financials have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated. The Seller Financials present fairly the operating results of the Business during the periods indicated therein. For the nine months ended September 30, 1999, revenues recognized by Seller were $4,899,234.19 and net income before taxes was $6,314.28, except that the Seller Financials are unaudited and are subject to normal recurring year-end adjustments which are not expected to be material in amount. Notwithstanding the foregoing, Buyer and Seller acknowledge that Seller's December 31, 1998 financial statements are currently being audited, and are therefore subject to normal, recurring year-end audit adjustments. September 30, 1999 is referred to herein as the "BALANCE SHEET DATE."

          (b) All accounts receivable of Seller have arisen from bona fide transactions by Seller in the ordinary course of its business. All accounts receivable reflected in the Seller Financials, taken as a whole, are good and collectible in the ordinary course of business at the aggregate recorded amounts thereof, net of any applicable allowance for doubtful accounts reflected in the Seller Financials, and all accounts receivable to be reflected on the books and records of Seller as of the Closing Date, taken as a whole, will be good and collectible in the ordinary course of business at the aggregate recorded amounts thereof, net of any applicable allowance for doubtful accounts, which allowances will be determined on a basis consistent with the basis used in determining the allowances for doubtful accounts reflected in the Seller Financials.

     2.7  OWNERSHIP AND TRANSFER OF ASSETS.

          (a) OWNERSHIP. Except as set forth on SCHEDULE 2.7, Seller owns all rights, title and interest in and to the Seller Assets free and clear of any Liens, and has the rights to sell, assign, transfer, license and deliver, as applicable, such Seller Assets as contemplated herein.

          (b) EFFECTIVE TRANSFER. By means of this Agreement, together with the documents, instruments and agreements contemplated hereby, Seller will transfer to Buyer good and marketable title to all Seller Assets. The Seller Assets sold to Buyer pursuant to this Agreement and the documents, instruments and agreements contemplated hereby and thereby, will transfer all necessary assets and intellectual property rights required by Buyer to conduct the Business.

     2.8 RESTRICTIONS ON BUSINESS ACTIVITIES. Except as set forth on SCHEDULES 2.10(A) AND 2.10(B), there is no agreement, commitment, judgment, injunction, order or decree binding upon Seller, the Seller Assets or, to the best knowledge of Seller, any employee of Seller, which has or could reasonably be expected to have the effect of prohibiting or impairing in any material respect any use by Buyer of the Seller Assets following the Closing in the manner generally used prior to the Closing Date.

     2.9 CAPITAL EQUIPMENT AND HARD ASSETS. To Seller's knowledge, all tangible assets and equipment of Seller other than those listed on SCHEDULE 1.1(A) are in good condition and repair, reasonable wear and tear excepted, and are adequate for the uses to which they are being put or would be put in the ordinary course of business consistent with industry standards and will be transferred to Buyer without any Liens. Seller does not warrant that its equipment complies with Year 2000 requirements.

     2.10 INTELLECTUAL PROPERTY.

          (a) Except as set forth in SCHEDULE 2.10(A): Seller owns all rights, title and interest in and to the Intellectual Property, and the conduct of the activities of the Business currently and in the past does not conflict with and has not conflicted with Intellectual Property rights of others. All Intellectual Property used or held for use in the conduct of the activities of the Business owned by Seller is so owned free and clear of all Liens and no other person, including without limitation any present or former employee, officer or director of Seller, has any right whatsoever therein. Neither Seller, nor to Seller's knowledge, any present or former employee thereof, has violated or, by conducting the activities of the Business in the ordinary course consistent with past practice would violate, any intellectual property rights whatsoever of any other person or entity. Seller does not have any obligation to compensate any person or entity for the use of any Intellectual Property relating to the Seller Assets. Except for License Agreements granted in the ordinary course of business or except as set forth on SCHEDULE 2.10(A), Seller has not granted to any person or entity any license, option or other rights to use in any manner any Intellectual Property whether requiring the payment of royalties or not.

          (b) Except as set forth on SCHEDULE 2.10(B): Seller has all right, title and interest in and to the Software. No person or entity other than Seller owns any right, title or interest in the Software including, without limitation, any right to manufacture, use, copy, distribute or sublicense any object code or source code thereof, except as a result of License Agreements granted by Seller in the ordinary course of business. The Software is (i) not subject to any Liens, (ii) not subject to any pending or, to Seller's best knowledge, threatened challenge of infringement of the rights of others, nor to the best knowledge of Seller is there any basis for a challenge of infringement of any such rights of others, and (iii) freely transferable and assignable to Buyer.

     2.11 CONTRACTS. SCHEDULE 2.11 accurately lists all of the contracts to be assigned to Buyer in connection with the Acquisition (the "ASSIGNED CONTRACTS"). To the best of Seller's knowledge, each of the Assigned Contracts is a legal, binding and enforceable obligation by or against Seller, subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium or other similar federal or state laws affecting the rights of creditors and the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or in equity). To the best of Seller's knowledge, Seller has not breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any agreement required to be set forth in SCHEDULE 2.11. Each Assigned Contract is in full force and effect and is not subject to any default thereunder of which Seller has knowledge by any party obligated to Seller pursuant thereto. Seller has obtained, or will obtain subsequent to the Closing Date, all necessary consents, waivers and approvals of parties to any Assigned Contract as are required to assign all rights and benefits thereunder to Buyer as of the Closing.

     2.12 GOVERNMENTAL AUTHORIZATION. SCHEDULE 2.12 accurately lists each material consent, license, permit, grant or other authorization issued to Seller by each court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (each a "GOVERNMENTAL ENTITY")
(i) pursuant to which Seller currently operates or holds any interest in any of the Seller Assets or (ii) to the best of Seller's knowledge, which is required for the operation of the activities of the Business or the holding of any such interest (herein collectively called "AUTHORIZATIONS"), which Authorizations are in full force and effect and constitute all Authorizations required to permit Seller to operate or conduct the activities of the Business or hold any interest in the Seller Assets. No Governmental Entity has at any time notified Seller of any challenge or question regarding the legal right of Seller to manufacture, offer or sell any of the products of the Business, including the Seller Assets, in the present manner or style thereof.

     2.13 COMPLIANCE WITH APPLICABLE LAWS. To the best of Seller's knowledge, Seller has complied with all laws, regulations, rules and orders (including those relating to environmental matters) of each Governmental Entity applicable to it. Seller has not received any written notice of any asserted violation of any such laws, regulations, rules or orders. Seller has not received any written notice that any investigation or review by any Governmental Entity of Seller or with respect to the Business is pending or that any such investigation or review is contemplated, except where the outcome of such investigation or review would not have a material adverse effect on the business or financial condition of Seller or the Business.

     2.14 TAXES. Except as otherwise provided for by this Agreement, Seller has
(a) timely filed within the time the period for filing or any extension granted with respect thereto, all federal, state, local and foreign tax returns, reports and estimates ("RETURNS") which it is required to file, and (b) paid any and all taxes ("TAXES") it is required to pay in connection with the taxable periods to which such Returns relate. There are (and immediately following the Closing there will be) no Liens or similar encumbrances on the Seller Assets relating or pertaining to taxes, except with respect to taxes not yet due and payable. Seller has no knowledge of any basis for the assertion of any material claims which, if adversely determined, would result in a Lien or other encumbrance on the Seller Assets or otherwise materially and adversely affect Buyer or the Seller Assets.

     2.15 BROKERS' OR FINDERS' FEES. Except as disclosed in SCHEDULE 2.15, Seller is not a party to, or in any way obligated under, any contract or outstanding claim for the payment of any broker's or finder's fee in connection with the origin, negotiation, execution or performance of this Agreement, the nonpayment of which could result in the placement of a lien or other encumbrance on the Seller Assets, or a claim against Buyer or its affiliates.

     2.16 REPRESENTATIONS COMPLETE. To the best of Seller's knowledge, none of the representations or warranties made by Seller (as modified by the Disclosure Schedules), nor any statement made in any Exhibit or certificate furnished by Seller pursuant to this Agreement, contains or will contain at the Closing Date, any untrue statement of a material fact, or omits or will omit at the Closing Date to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading. There is no fact, circumstance or condition of any kind or nature whatsoever known to Seller which reasonably would be expected to have a material adverse effect on Seller, the Business or the Seller Assets ("Material Adverse Effect") that has not been set forth in this Agreement.

     2.17 MATERIAL ADVERSE CHANGE. Between the Balance Sheet Date and the date hereof, (a) to the best of Seller's knowledge, there has not been any change in or effect (or any development that is reasonably likely to result in any change or effect) that has resulted in or could reasonably be expected to result in a Material Adverse Effect and (b) Seller has not taken any actions of a type referred to in Section 4.1 that would have required the consent of Buyer if such action were to have been taken during the period between the date hereof and the Closing Date.

     2.18 LITIGATION. There is no suit, action or proceeding pending in connection with Seller or the Business or the Seller Assets, in which Seller has been served, nor is there any judgment, decree, injunction or order of any Governmental Entity or arbitrator outstanding against Seller or the Seller Assets that would have, individually or in the aggregate, a Material Adverse Effect. Seller has not received any written communication threatening litigation.

     2.19 KNOWLEDGE. Wherever used in this Agreement, the term "to the best of Seller's knowledge" or any similar terms shall mean those matters of which Meli, Bonnie Sikes or Donna Karlesky has actual knowledge.

     2.20 YEAR 2000 COMPLIANCE.

          (a) In all material respects: All features and functionality in the version 4.9 and the current version 5.0 of SQL*TIME software containing or calling on a calendar function including, without limitation, any function indexed to the CPU clock, and any function providing specific dates or days, or calculating spans of dates or days, shall record, store, process, provide and, where appropriate, insert, true and accurate dates and calculations for dates in spans including and following January 1, 2000; and version 4.9 and the current version 5.0 of SQL*TIME software have no lesser functionality with respect to records containing dates both, or either, before or after January 1, 2000 than with respect to dates prior to January 1, 2000 only.

          (b) Seller has not made any material representations or warranties to any third party specifically relating to Year 2000, except to the extent set forth in Section 2.20(a) hereof.


                                   ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to Seller as follows:

     3.1 ORGANIZATION, STANDING AND POWER. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby.

     3.2 AUTHORITY. Buyer has all requisite corporate power and authority to execute and deliver this Agreement, and each document, instrument or agreement contemplated hereby, including, but not limited to the documents delivered at Closing, and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement, and each document, instrument or agreement executed pursuant to this Agreement by Buyer and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement and each document, instrument or agreement executed pursuant to this Agreement by Buyer, including but not limited to the documents delivered at Closing, have been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable in accordance with its terms except as such enforceability may be limited by bankruptcy or similar laws and general principles of equity.

     3.3 DUE EXECUTION AND ENFORCEABILITY. This Agreement, and each document, instrument or agreement executed pursuant to this Agreement by Buyer, including but not limited to the documents delivered at Closing, have been duly executed and delivered by Buyer, and assuming due authorization, execution and delivery by Seller, if required, this Agreement and each document, instrument or agreement executed pursuant to this Agreement by Buyer, including but not limited to the documents delivered at Closing, constitute the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium or other federal or state laws affecting the rights of creditors and the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or equity).

     3.4 NO CONFLICT. The execution and delivery of this Agreement, and each document, instrument or agreement executed pursuant to this Agreement, including but not limited to the documents delivered at Closing, and the performance of Buyer's obligations hereunder and thereunder, (i) are not in violation or breach of, and will not conflict with or constitute a default under, any of the terms of the certificate of incorporation or bylaws of Buyer or any contract, agreement or commitment binding upon Buyer, or (ii) will not conflict with or violate any applicable law, rule, regulation, order or degree of any government, governmental instrumentality or court having jurisdiction over Buyer.

     3.5 REPRESENTATIONS COMPLETE. None of the representations or warranties made by Buyer, nor any statement made in any Exhibit or certificate furnished by Buyer pursuant to this Agreement, contains or will contain at the Closing Date, any untrue statement of a material fact, or omits or will omit at the Closing Date to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                   ARTICLE IV

                        CONDUCT PRIOR TO THE CLOSING DATE

     4.1 CONDUCT OF BUSINESS. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, Seller agrees that it will (except to the extent that Buyer shall otherwise consent in writing) carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay its debts and Taxes when due, to pay or perform other obligations when due, and, to the extent consistent with such business, use all reasonable efforts consistent with past practice and policies to preserve intact Seller's present business organizations, keep available the services of its present officers and key employees and preserve their relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, all with the goal of preserving unimpaired the Seller Assets, including without limitation, goodwill of the Business at the Closing Date. Seller shall promptly notify Buyer of any event or occurrence or emergency not in the ordinary course of business, and any event which could have a Material Adverse Effect. Except as expressly contemplated by this Agreement, without the prior written consent of Buyer, which consent shall and be unreasonably withheld or delayed, Seller shall not, except in the ordinary course of business consistent with past practice, do any of the following:

          (a) Enter into any commitment or transaction not in the ordinary course of business;

          (b) Transfer to any person or entity any rights to the Seller Assets other than the granting of end-user Software licenses;

          (c) Enter into or amend any agreements pursuant to which any other party is granted marketing, distribution or similar rights of any type or scope with respect to any products of Seller;

          (d) Amend or otherwise modify (or agree to do so), or violate the terms of the agreements set forth or described in any of the Schedules hereto;

          (e) Commence any litigation;

          (f) Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate;

          (g) Sell, lease, license or otherwise dispose of any of its properties or Seller Assets other than the granting of end-user Software licenses;

          (h) Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities of Seller or guarantee any debt securities of others;

          (i) Adopt or amend any employee benefit plan, or enter into any employment contract, pay or agree to pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates of its employees;

          (j) Revalue any of the Seller Assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable;

          (k) Enter into any strategic alliance or joint marketing arrangement or agreement;

          (l) Enter into any license agreement with respect to any intellectual property of any third party for the purpose of its use with the Intellectual Property;

          (m) Hire or fire any employees (and notice of all such hirings or firings shall be given to Buyer); or

          (n) Agree in writing or otherwise to take any of the actions described in Sections 4.1(a) through (m) above, or take (or agree in writing to take) any other action that would prevent Seller from performing or cause Seller not to perform its covenants hereunder.

     4.2 NO SOLICITATION. Until the earlier of (i) the Closing, and (ii) the date of termination of this Agreement, Seller and all of Seller's officers, directors, stockholders, agents, representatives and affiliates will not directly or indirectly take any of the following actions with any party other than Buyer and its designees:

          (a) solicit, encourage, initiate or participate in any negotiations or discussions with respect to any offer or proposal to acquire all or any portion of Seller's business and properties or capital stock whether by merger, purchase of Seller Assets, tender offer or otherwise,

          (b) except as required by law (in the opinion of outside counsel), including fiduciary duties required by law, disclose any information not customarily disclosed to any person other than its attorneys or financial advisors concerning Seller's business and properties or afford to any person or entity access to its properties, books or records, or

          (c) assist or cooperate with any person to make any proposal to purchase all or any part of Seller's capital stock or Seller Assets, other than selling products of Seller in the ordinary course of business.

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

     5.1 ACCESS TO INFORMATION. Seller shall afford Buyer and its accountants, counsel and other representatives, full access during normal business hours upon reasonable prior notice during the period prior to the Closing Date to (a) all of Seller's properties, books, contracts, commitments and records, (b) the employees, customers and suppliers of Seller and (c) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of Seller as Buyer may reasonably request. Seller agrees to maintain and retain any and all information regarding its business operations on or prior to the Closing Date necessary for Buyer to calculate the availability to it of future tax credits for research activities under Section 41 of the Code. Seller agrees to provide to Buyer and its accountants, counsel and other representatives copies of internal financial statements promptly upon request. Buyer shall conduct its investigation of Seller in such a manner so as not to unreasonably interfere with Seller's conduct of the Business. No information or knowledge obtained in any investigation pursuant to this Section
5.1 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Acquisition.

     5.2 CONFIDENTIALITY. Each of the parties hereto hereby agrees to keep such information or knowledge obtained in any investigation pursuant to Section 5.1, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, confidential; provided, however, that the foregoing shall not apply to information or knowledge which
(a) a party can demonstrate was already lawfully in its possession prior to the disclosure thereof by the other party, (b) is generally known to the public and did not become so known through any violation of law or this Agreement, (c) became known to the public through no fault of such party, (d) is later lawfully acquired by such party from other sources, (e) is required to be disclosed by order of court or government agency with subpoena powers or (f) which is disclosed in the course of any litigation between any of the parties hereto.

     5.3 EXPENSES. Whether or not the Acquisition is consummated, all fees and expenses incurred in connection with the Acquisition including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties ("TRANSACTION EXPENSES") incurred by Seller or Meli in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of and paid by Seller out of the cash portion of Consideration received by Seller pursuant to Section 1.2(a). Buyer shall pay for all of its Transaction Expenses.

     5.4 PUBLIC DISCLOSURE. Unless otherwise required by law or this Agreement, prior to the Closing Date, no disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement shall be made by Seller or Buyer unless approved by the other party.

     5.5 CONSENTS. Seller shall use its reasonable efforts to obtain any consents as may be required by the Assigned Contracts in connection with the Acquisition so as to transfer to Buyer all rights of Seller thereunder as of the Closing.

     5.6 REASONABLE COMMERCIAL EFFORTS. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use its reasonable commercial efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations: to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement.

     5.7 NOTIFICATION OF CERTAIN MATTERS. Seller shall give prompt notice to Buyer, and Buyer shall give prompt notice to Seller, of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of Seller or Buyer, respectively, contained in this Agreement to be untrue or inaccurate at or prior to the Closing Date, and (ii) any failure of Seller or Buyer, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; PROVIDED, HOWEVER, that the delivery of any notice pursuant to this Section 5.7 shall not limit or otherwise affect any remedies available to the party receiving such notice.

     5.8 ADDITIONAL DOCUMENTS AND FURTHER ASSURANCES. Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

     5.9 TAX RETURNS. Seller shall be responsible for and pay when due (i) all of Seller's Taxes attributable to or levied or imposed upon the Seller Assets relating or pertaining to the period (or that portion of any period) ending on or prior to the Effective Date and (ii) all Taxes attributable to, levied or imposed upon, or incurred in connection with the Seller's business operations. Seller shall continue to timely file within the time period for filing, or any extension granted with respect thereto, all Returns required to be filed in connection with the Seller Assets and any portion of any such Returns connected therewith shall be true and correct and completed in accordance with applicable laws.

     5.10 PAYMENT OF TAXES. As of the Closing, Seller shall have (i) paid all Taxes it is required to pay as of such time and (ii) withheld with respect to its employees, and paid to the appropriate taxing authority, all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld as of such time. All Taxes that become due or payable with respect to Seller's operation of the Business prior to the Effective Date shall be the responsibility of and shall be paid by Seller on a timely basis, and Seller shall be entitled to all tax benefits or credits arising out of such pre-closing operations.

     5.11 VOTE IN FAVOR BY MICHAEL MELI. Subject to the terms and conditions hereof Michael Meli, as a stockholder of the Seller, hereby agrees to vote in favor of the Acquisition.

     5.12 EMPLOYEES. At least (10) days prior to the Closing, Buyer shall provide a written list to Seller setting forth any employees of Seller to whom Buyer does not intend to make offers of employment.

     5.13 CHANGE OF NAME. On or before thirty (30) days following the Closing Date, Seller shall change its name to a name not resembling Design Data Systems Corporation.

     5.14 SECTION 1031 EXCHANGE. Seller and Meli acknowledge that Buyer may seek to have the purchase of the Seller Assets hereunder qualify as a "like-kind exchange" under the provisions of Section 1031 of the Internal Revenue Code of 1986, as amended (the "Code"). In connection therewith, Seller and Meli agree to execute all documents and to take all actions reasonably requested by Buyer to assist Buyer in its pursuit of a "like-kind exchange" under the provisions of
Section 1031 of the Code in connection with the purchase of the Seller Assets, provided, however, that Seller and Meli shall have no liability to Buyer in the event such treatment is not available to Buyer with respect to Buyer's purchase of the Seller Assets.

     5.15 COOPERATION AND RECORDS RETENTION Seller and Buyer shall (i) each provide the other with such assistance as may reasonably be requested by them in connection with the preparation of any tax return, statement, report, form or other document (hereinafter collectively a "Tax Return"), or in connection with any audit or other examination by any taxing authority or any judicial or administrative proceedings relating to liability for taxes, (ii) until the fifth anniversary of the Closing Date, each retain and provide the other, with any records or other information which may be relevant to any such Tax Return, audit or examination, proceeding or determination, or any other reasonable business purpose or any other legal proceeding, and (iii) each provide the other with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of the other for any period.

     5.16 EMPLOYEE BENEFIT PLANS. Buyer agrees to adopt, as of the Closing Date, Seller's Section 125 plan, 401(k) plan, and medical plan (the "Benefit Plans") as of the Closing Date.


                                   ARTICLE VI

                          CONDITIONS TO THE ACQUISITION

     6.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE ACQUISITION. The respective obligations of each party to this Agreement to effect the Acquisition shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

          (a) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Acquisition shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Acquisition, which makes the consummation of the Acquisition illegal.

     6.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF SELLER. The obligations of Seller to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, by
Seller:

          (a) REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of Buyer in this Agreement shall be true and correct on and as of the Closing Date as though such representations and warranties were made on and as of such time, and Buyer shall have performed and complied with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Closing Date.

          (b) CERTIFICATE OF BUYER. Seller shall have been provided with a certificate duly executed on behalf of Buyer to the effect that, as of the Closing Date:

               (i) all representations and warranties made by Buyer in this Agreement are true and complete; and

               (ii) all covenants, obligations and conditions of this Agreement to be performed by Buyer on or before such date have been so performed,

          (c) GOVERNMENTAL APPROVALS. Any and all consents, waivers and approvals required from any governmental entity deemed necessary by Seller to effect the Acquisition shall have been timely obtained.

     6.3 ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF BUYER. The obligations of Buyer to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Buyer:

          (a) REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of Seller in this Agreement shall be true and correct on and as of the Closing Date as though such representations and warranties were made on and as of such time, and Seller shall have performed and complied with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Closing Date.

          (b) CERTIFICATE OF SELLER. Buyer shall have been provided with a certificate executed on behalf of Seller by its Chief Executive Officer to the effect that, as of the Closing Date:

               (i) all representations and warranties made by Seller in this Agreement are true and complete; and

               (ii) all covenants, obligations and conditions of this Agreement to be performed by Seller on or before such date have been so performed.

          (c) CLAIMS. There shall not have occurred any claims (whether or not asserted in litigation) which may materially and adversely affect the consummation of the transactions contemplated hereby or the Business, the Seller Assets or financial condition of Seller or Buyer.

          (d) THIRD PARTY CONSENTS. Seller shall have obtained and provided Buyer any and all consents, waivers, and approvals required from third parties relating to the Assigned Contracts so as to assign all rights of Seller thereunder to Buyer as of the Closing.

          (e) GOVERNMENTAL APPROVALS. Any and all consents, waivers and approvals required from any governmental entity deemed necessary by Buyer to effect the Acquisition shall have been timely obtained.

          (f) NO INJUNCTIONS OR RESTRAINTS ON CONDUCT OF BUSINESS. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision challenging Buyer's proposed acquisition of the Seller Assets, or limiting or restricting Buyer's conduct or operation of the Business (or its own business) following the Acquisition shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending.

          (g) NO MATERIAL ADVERSE CHANGES. There shall not have occurred any material adverse change in the Business, the Seller Assets or the results of operations or financial condition of Seller.

          (h) EMPLOYMENT AND NON-COMPETITION AGREEMENTS. The persons set forth in SCHEDULE 6.3(H) shall have entered into Employment and Non-Competition Agreements with Buyer in forms acceptable to Buyer to become effective concurrently with the Closing.

          (i) THIRD PARTY RIGHTS. No third party shall have any right of any nature whatsoever (including, without limitation, any right to receive royalty payments) in respect of any of the Seller Assets, except as stated in SCHEDULE 6.3(I).

          (j) VOTE IN FAVOR OF ACQUISITION BY MICHAEL MELI. Michael Meli, as a member of the Board of Directors of Seller and a stockholder of the Seller, shall have voted in favor of the Acquisition in both such capacities.

          (k) COMPLETION OF BUYER DUE DILIGENCE. Buyer shall have satisfactorily completed (in Buyer's judgement) its due diligence review of Seller and the Seller Assets in connection with the Acquisition.

          (l) AGREEMENT NOT TO COMPETE. Seller shall have entered into an Agreement Not to Compete with Buyer in the form attached hereto as EXHIBIT E.

          (m) NO CLAIMS. There shall not have occurred any claims (whether or not asserted in litigation) which may materially and adversely affect the consummation of the transactions contemplated hereby, the Seller Assets or the Business.

          (n) BANK DEBT. Buyer shall have received from Seller a statement of Seller's bank debt outstanding as of the Closing Date, which amount shall (i) have been incurred for expenses of Seller incurred in the ordinary course of business and (ii) be acceptable to Buyer.

          (o) LEASE. Buyer and Meli shall have entered into a lease for the premises at 13830 58th Street N., Suite 401, Clearwater, Florida, in the form attached hereto as EXHIBIT F.

     6.4 EFFECT OF CLOSING. Except with respect to conditions to be satisfied following the Closing as set forth in this Agreement or otherwise in writing between the parties, each of the conditions set forth in Sections 6.1, 6.2 or
6.3 shall be deemed to be satisfied upon the Closing.

                                   ARTICLE VII

        SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNITY AND ESCROW

     7.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Seller's representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Acquisition and continue until one (1) year following the Closing Date (the "EXPIRATION DATE"); PROVIDED, HOWEVER, that the representations and warranties set forth in Section 2.14 shall survive until the expiration of the applicable statute of limitations with respect thereto. All of Buyer's representations and warranties contained in or in any instrument delivered pursuant to this Agreement shall survive the Acquisition and continue until the Expiration Date.

     7.2 SELLER AND MELI INDEMNITY; ESCROW ARRANGEMENTS.

          (a) SELLER AND MELI INDEMNITY. Seller and Meli jointly and severally agree to indemnify and hold Buyer and its officers, directors and affiliates (the "INDEMNIFIED PARTIES") harmless against all claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys' fees and expenses of investigation, (hereinafter individually a "LOSS" and collectively "LOSSES") incurred by Buyer, its officers, directors, or affiliates directly or indirectly which exceed in the aggregate $75,000, as a result of (i) any inaccuracy or breach of a representation or warranty of Seller contained in this Agreement, or (ii) any failure by the Company to perform or comply with any covenant contained in this Agreement; provided, however, that the $75,000 limitation shall not apply to Losses based upon Seller's failure to pay any Taxes or an alleged breach of Section 2.14.

          (b) ESCROW FUND. As security for the indemnity provided for in this
Section 7.2 and by virtue of this Agreement, at the Closing, Buyer shall deposit the Escrow Amount with Eastern Bank (or other institution acceptable to Buyer and Seller as Escrow Agent) (the "ESCROW AGENT"), such deposit to constitute an escrow fund together with any interest earned thereon (the "ESCROW FUND"), to be governed by the terms set forth herein. Seller may not receive any payment from the Escrow Fund unless and until Officer's Certificates (as defined in paragraph
(e) below) identifying Losses in the aggregate exceeding $75,000 (the "BASKET AMOUNT") have been delivered to the Escrow Agent as provided in paragraph (e) below, in which case Buyer shall be entitled to recover only those Losses exceeding the Basket Amount.

          (c) DISTRIBUTION OF ESCROW FUNDS. The Escrow Agent shall deliver to the Seller, within ten (10) days after the end of the Escrow Period (as defined below), an amount equal to the Escrow Amount, less (i) any amount that has been paid out of the Escrow Fund pursuant to this Article VII and (ii) any amount that is then in dispute with respect to claims set forth in one or more Officer's Certificates, then thereafter on the date after any such claims are resolved, such portion of the Escrow Fund as is not required to satisfy such claim. The period from the Closing Date to the date that one (1) year after the Closing Date is hereafter referred to as the "ESCROW PERIOD."

          (d) PROTECTION OF ESCROW FUND. The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period and thereafter, if necessary, shall treat such fund as a trust fund in accordance with the terms of this Agreement and not as the property of Buyer and shall hold and dispose of the Escrow Fund only in accordance with the terms hereof.

          (e) CLAIMS UPON ESCROW FUND. Subject to subsection (f) below, thirty
(30) days after receipt by the Escrow Agent at any time on or before the last day of the Escrow Period of a certificate signed by any officer of Buyer (an "OFFICER'S CERTIFICATE"): (A) stating that Buyer has paid or properly accrued or reasonably anticipates that it will have to pay or accrue Losses with respect to an Indemnity Matter (as defined below), and (B) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant to which such item is related, and (C) a request that the Escrow Agent deliver to Buyer the relevant dollar amount out of the Escrow Fund, the Escrow Agent shall deliver to Buyer out of the Escrow Fund, as promptly as practicable, the dollar amount from the Escrow Fund with a value equal to such Losses. For purposes of this Agreement, "INDEMNITY MATTER" shall mean any matter for which any Indemnified Party is entitled to indemnification pursuant to SECTION 7.2(A).

          (f) OBJECTIONS TO CLAIMS. At the time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such certificate shall be delivered to Seller, and for a period of thirty (30) days after such delivery, the Escrow Agent shall make no delivery to Buyer of any Escrow Amounts pursuant to SECTION 7.2(E) hereof unless the Escrow Agent shall have received written authorization from the Seller to make such delivery. After the expiration of such thirty (30) day period, the Escrow Agent shall make delivery of the dollar amount from Escrow Fund in accordance with SECTION 7.2(E) hereof; PROVIDED, HOWEVER, that no such payment or delivery may be made if the Seller shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent prior to the expiration of such thirty (30) day period.

          (g) RESOLUTION OF CONFLICTS; ARBITRATION.

               (i) In case Seller shall object in writing to any claim or claims made in (A) any Officer's Certificate or (B) any claim for indemnification made directly to Seller or Meli during the Escrow Period, Seller and Buyer shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If Seller and Buyer should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and distribute dollar amounts from the Escrow Fund in accordance with the terms thereof.

               (ii) If no such agreement can be reached within thirty (30) days of (A) Escrow Agent's receipt of Seller's objection, or (B) Seller's receipt of any claim during the Escrow Period, then such dispute shall be submitted for arbitration unless the amount of the damage or Loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to Buyer and Seller. In the event that within thirty (30) days after submission of any dispute to arbitration, Buyer and Seller cannot mutually agree on one arbitrator, Buyer and Seller shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgement of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys' fees and costs, to the extent as a competent court of law or equity, should the arbitrators or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any claim in such Officer's Certificate or claim during the Escrow Period shall be binding and conclusive upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s).

               (iii) Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction. Any such arbitration shall be held in New York City, New York, under the rules then in effect of the American Arbitration Association. The arbitrator(s) shall determine how all expenses relating to the arbitration shall be paid, including without limitation, the respective expenses of each party, the fees of each arbitrator and the administrative fee of the American Arbitration Association.

          (h)  ESCROW AGENT'S DUTIES.

               (i) The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an officer of Buyer and Seller, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith.

               (ii) The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey final orders, judgments or decrees of any court. In case the Escrow Agent obeys or complies with any such final order, judgment or decree of any court, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

               (iii) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

               (iv) The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

               (v) In performing any duties under the Agreement, the Escrow Agent shall not be liable to any party for damages, losses, or expenses, except for negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for (A) any act or failure to act made or omitted in good faith, or (B) any action taken or omitted in reliance upon any instrument, including any written statement of affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with the legal counsel in connection with Escrow Agent's duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by him/her in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

               (vi) If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and amounts in the Escrow Fund and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent's discretion, the Escrow Agent may be required, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for damage. Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and amounts in the Escrow Fund, except all cost, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action and which the parties jointly and severally agree to pay. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

               (vii) The parties and their respective successors and assigns agree jointly and severally to indemnify and hold Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, including allocated costs of in-house counsel and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of his/her duties under this Agreement, including but not limited to any Litigation arising from this Agreement or involving its subject matter other than arising out of its negligence or willful misconduct.

               (viii) The Escrow Agent may resign at any time upon giving at least thirty (30) days written notice to the parties; PROVIDED, HOWEVER, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: the parties shall use their best efforts to mutually agree on a successor escrow agent within thirty (30) days after receiving such notice. If the parties fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. Upon appointment of a successor escrow agent, the Escrow Agent shall be discharged from any further duties and liability under this Agreement.

          (i) LOCATION OF ESCROW FUND. The Escrow Agent shall hold the Escrow Fund in an interest-bearing bank account.

          (j) FEES. All fees of the Escrow Agent for performance of its duties hereunder shall be paid by Buyer in accordance with the standard fee Schedule of the Escrow Agent attached hereto as EXHIBIT G. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement, or if the parties request a substantial modification of its terms, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to the Escrow Fund or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney's fees, including allocated costs of in-house counsel, and expenses occasioned by such default, delay, controversy or litigation.

          (k) CONSEQUENTIAL DAMAGES. In no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

          (l) SUCCESSOR ESCROW AGENTS. Any corporation into which the Escrow Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent in its individual capacity shall be a party, or any corporation to which substantially all the corporate trust business of the Escrow Agent in its individual capacity may be transferred, shall be the Escrow Agent under this Agreement without further act.

     7.3 BUYER INDEMNITY. Buyer shall indemnify and hold Seller and its officers, directors and affiliates (the "SELLER PARTIES") harmless against all Losses incurred by them directly or indirectly which exceed in the aggregate $75,000 as a result of (i) any inaccuracy or breach of a representation or warranty or Buyer contained in this Agreement, or (ii) any failure by Buyer to perform or comply with any covenant contained in this Agreement.

     7.4 THIRD PARTY CLAIMS. In the event that a party seeking indemnity pursuant to this Agreement ("INDEMNITEE") shall become aware of a third-party claim with respect to any matter as to which the other party ("INDEMNITOR") has agreed to indemnify Indemnitee under the provisions of this Agreement (a "THIRD PARTY CLAIM"), Indemnitee shall give notice thereof in writing to Indemnitor together, in each instance, with a statement of such information respecting such Third Party Claim as Indemnitee shall then have. Upon notice by Indemnitor of its request to contest a Third Party Claim delivered to Indemnitee within twenty
(20) calendar days from the date of receipt by Indemnitor of notice of the Third Party Claim, Indemnitor, may assume the right to contest and defend by all appropriate legal or other proceedings the Third Party Claim with respect to which it has been called upon to indemnify Indemnitee under the provisions of this Agreement. If Indemnitor assumes such defense, Indemnitee shall have the right to participate in, but not control, the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by Indemnitor. If Indemnitor shall have assumed the defense of any claim, Indemnitee shall not admit any liability with respect to, or settle, compromise or discharge, such claim without Indemnitor's prior written consent. In no event may Indemnitee settle any claim without the written consent of Indemnitor.

     7.5 LIMITATIONS. Notwithstanding anything else in this Agreement, except as provided herein:

          (a) No claim for indemnification may be made by an Indemnified Party more than one (1) year following the Closing Date; provided, however, that (i) claims related to an alleged breach of the representations and warranties of Seller set forth in SECTION 2.14 may be made during the applicable statute of limitations period; and

          (b) The maximum aggregate amount for all Losses for which Seller and Meli shall indemnify the Indemnified Parties pursuant to this Article VII shall be Two Million Five Hundred Thousand Dollars ($2,500,000).


                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

     8.1 TERMINATION. Except as provided in Section 8.2 below, this Agreement may be terminated and the Acquisition abandoned at any time prior to the Closing
Date:

          (a) by mutual consent of Seller and Buyer;

          (b) by Buyer or Seller if: (i) through no fault of the terminating party, the Closing has not occurred by November 4, 1999; (ii) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Acquisition; or (iii) there shall be any statute, rule, regulation or order enacted, promulgated, issued or deemed applicable to the Acquisition by any Governmental Entity that would make consummation of the Acquisition illegal;

          (c) by Buyer if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated, issued or deemed applicable to the Acquisition by any Governmental Entity, which would: (i) prohibit Buyer's ownership or operation of all or a material portion of the Business or the Seller Assets, or (ii) compel Buyer to dispose of or hold separate all or a portion of the Business or the Seller Assets or other businesses or Seller Assets of Buyer as a result of the Acquisition;

          (d) by Buyer if it is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Seller and such breach has not been cured within five (5) business days after written notice to Seller (provided that, no cure period shall be required for a breach which by its nature cannot be cured);

          (e) by Seller if it is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Buyer and such breach has not been cured within five (5) business days after written notice to Buyer (provided that, no cure period shall be required for a breach which by its nature cannot be cured).

     8.2 EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Buyer or Seller, or their respective officers, directors or stockholders, provided that each party shall remain liable for any breaches of this Agreement prior to its termination; and provided further that, the provisions of Sections 4.2, 5.2, 5.3, 5.4 and Article X of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

     8.3 AMENDMENT. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

     8.4 EXTENSION; WAIVER. At any time prior to the Closing Date, Buyer on the one hand, and Seller, on the other, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party or parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party or parties contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties.


                                   ARTICLE IX

                         CERTAIN POST-CLOSING COVENANTS

     9.1 SCHEDULE. Buyer and Seller agree that the matters set forth on SCHEDULE 9 shall be completed following the Closing as set forth therein.


                                    ARTICLE X

                               GENERAL PROVISIONS

     10.1 ATTORNEYS' FEES. Subject to the provision of Section 7.2, if any party to this Agreement brings an action against another party to this Agreement to enforce its rights under this Agreement, the prevailing party in such action shall be entitled to recover its reasonable costs and expenses, including attorneys' fees and costs incurred in connection with such action, including the appeal of such action.

     10.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via telecopy (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)  if to Buyer, to:

               ASA International, Ltd.
               10 Speen Street
               Framingham, MA  01701
               Attention: Alfred C. Angelone
               Telecopy No.:  (508) 626-0644

               with a copy to:

               Stroock & Stroock & Lavan LLP
               100 Federal Street, 33rd Floor
               Boston, MA  02110
               Attention:  Paul D. Broude, Esquire
               Telecopy No.:  (617) 330-5111

          (b)  if to Seller, to;

               Design Data Systems Corporation
               13830 58th Street N., Suite 401
               Clearwater, Florida  33760
               Attention:  Michael Meli
               Telecopy No.:  (813) 539-0646

               with a copy to:

               Brian C. Salvagni, Esq.
               2242 Violet Court, Suite 1000
               Avon, Ohio  44011
               Telecopy No.:  (440) 808-8160

                        and

               John J. Agliano, Esq.
               Annis, Mitchell, Cockey, Edwards & Roehn, P.A.
               201 N. Franklin Street, Suite 2200
               Tampa, Florida  33602
               Telecopy No.:  (813) 223-9067


           (c) if to Escrow Agent, to:

               Eastern Bank
               53 State Street
               Boston, MA  02109
               Attention:  John R. O'Brien, Vice President
               Telecopy No.:  (617) 263-2531

     10.3 INTERPRETATION. When a reference is made in this Agreement to Schedules or Exhibits, such reference shall be to a Schedule or Exhibit to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     10.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

     10.5 ENTIRE AGREEMENT. This Agreement and the Schedules and Exhibits hereto: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (b) are not intended to confer upon any other person any rights or remedies hereunder, unless expressly provided otherwise; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided; provided, however, that Buyer may assign this Agreement to either (i) a subsidiary of Buyer or (ii) a Qualified Intermediary in connection with a transaction intended to qualify under Section 1031 of the Internal Revenue Code of 1986, as amended.

     10.6 SEVERABILITY. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     10.7 OTHER REMEDIES. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

     10.8 GOVERNING LAW AND JURISDICTION. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. The parties agree that, subject to the provisions of Section 7.2(g) hereof, the courts of the State of New York and the federal courts located therein shall have exclusive jurisdiction over the resolution of any disputes between the parties, and each party waives any objections based on jurisdiction, venue, forum non conviens or similar matters, and consents to service of process as provided by the rules of the State of New York.

     10.9 RULES OF CONSTRUCTION. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

     IN WITNESS WHEREOF, ASA International, Ltd. and Design Data Systems Corporation have caused this Agreement to be signed by their duly authorized respective officers, all as of the date first written above.

                                  ASA INTERNATIONAL, LTD.



                                  By:     /S/ ALFRED C. ANGELONE

                                  Name:   ALFRED C. ANGELONE

                                  Title:  CHIEF EXECUTIVE OFFICER



                                  DESIGN DATA SYSTEMS CORPORATION



                                  By:  /S/ MICHAEL R. MELI, PRESIDENT

                                  Name:   MICHAEL R. MELI

                                  Title:  PRESIDENT



                                  /S/ MICHAEL MELI
                                  Michael Meli, with respect to Sections 4.2,
                                  5.11 and 5.14 and Article VII



                                  WITH RESPECT TO ARTICLE VII ONLY:

                                  EASTERN BANK



                                  By: /S/ TREVOR J. BLOOM

                                  Name: TREVOR J. BLOOM

                                  Title: ASSISTANT VICE PRESIDENT